Exhibit 3.1

THE COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation:	The Yankee Candle Company, Inc.

(2) Registered office address:	102 Christian Lane, Whately, Massachusetts 01093
(number, street, city or town, state, zip code)

(3) Date adopted:	February 7, 2007
(month, day, year)

(4) Approved by:
(check appropriate box)

☒	the directors without shareholder approval and shareholder approval was not required;

OR

☐	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

The Yankee Candle Company, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

*	Changes to Article VIII must be made by filing a statement of change of supplemental information form.

**	Professional corporations governed by G.L Chapter 156A and must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

(1) Limitation Of Director Liability. Except to the extent that Chapter 156D of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

(2) Indemnification. To the fullest extent permitted by the applicable provisions of Chapter 156D of the Massachusetts General Laws, as amended from time to time, the

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, unless such Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

Notwithstanding the provisions of Section 1 of this Article, in the event that a pending or threatened action, suit or proceeding is compromised or settled in a manner which imposes any liability or obligation upon an Indemnitee in a matter for which such Indemnitee would otherwise be entitled to indemnification hereunder, no indemnification shall be provided to such Indemnitee with respect to such matter if it is determined that such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume, with legal counsel reasonably acceptable to the Indemnitee, the defense thereof at its own expense.

In the event that the corporation does not assume the defense of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, the corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and FURTHER PROVIDED that no such advancement of expenses shall be made if it is determined that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made by: (a) a majority vote of a quorum of the directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

The corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation. In addition, the corporation shall not indemnify any such Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and, in the event the corporation makes any indemnification payments to any such Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

If Indemnitee is entitled to indemnification by the corporation for some or a portion of the expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by him or on his behalf, but not, however, for the total amount thereof, the corporation shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines, penalties or amounts paid in settlement to which Indemnitee is entitled.

The corporation may maintain directors’ and officers’ liability insurance.

The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such Indemnitees. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

(3) Shareholder action without a meeting by less than unanimous consent. Action required or permitted by Chapter 156D of the General Laws of Massachusetts or its successor to be taken at a shareholders’ meeting may be taken without a meeting by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

(4) Authorization of directors to make, amend or repeal bylaws. The board of directors may make, amend or repeal the bylaws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in Chapter 156D of the General Laws of Massachusetts or its successor, these Articles of Organization or the bylaws requires action by the shareholders

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: ______________________________

Signed by:	/s/ James A. Perley
James A. Perley, Senior Vice President and General Counsel

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary

on this              day of February, 2007

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $             having been paid, said articles are deemed to have been filed with me this              day of                     , 20        , at              a.m./p.m.

       time

Effective date: _______________________________________________________________________________________

(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Examiner

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.
Name approval

C

M

TO BE FILLED IN BY CORPORATION

Contact Information:

James A. Perley, Esq.
The Yankee Candle Company, Inc.
16 Yankee Candle Way, South Deerfield, MA 01373
Telephone: (413) 665-8306
Email: jperley@yankeecandle.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.